Letter of Intent

Between

CLEAN ENERGY & JIE LI

January 25, 2001

Mr. John P. Thuot, President

Clean Energy Combustion Systems Inc. ("Clean Energy")

7087 MacPherson Ave.

Burnaby, B.C.

Dear Sir:

RE: PULSE BLADE COMBUSTION PRODUCT/TECHNOLOGY

As outlined in our previous letter of intent dated for reference May 31, 2000, Clean Energy and Jie Li International Environmental Technologies Group Ltd. ("Jie Li") have agreed to undertake a marketing program for Clean Energy's high-frequency pulse blade coal-burning combustion units ("burners") in the People's Republic of China ("PRC" or "China") under a licensing agreement. In order to obtain that license, Jie Li has provided Clean Energy with assurances that they have sufficient contacts in the Asia Pacific region that will provide numerous potential channels through which Clean Energy products and/or technology may be distributed.

After a number of contact meetings between Clean Energy, Jie Li and some of the many contacts available to us as potential customers for the technology in China, and having received expressions of interest and/or letters of intent from one or more potential customers in the PRC, Jie Li is now able to provide Clean Energy with an initial Letter of Intent for purchase of burners:
    Jie Li has secured a partner in China who has agreed to supply Jie Li and Clean Energy with an industrial test site (the "test site") at which to install and test Clean Energy's burners.
    Jie Li wishes to secure Clean Energy's services in conducting this burner installation and test in the PRC.
    The test site will involve the providing of two burner units and the retrofitting of one 10 tonne steam boiler.
    Pending the successful installation of the PBC burners, and a period of testing and monitoring of emission levels and burning efficiencies, Jie Li intends to make burner purchases from Clean Energy and to provide retro-fitting services to its customers in the PRC.

    Jie Li intends to make an initial purchase of sufficient burners to allow for the retrofitting of up to 500 boilers, such purchases to be scheduled as mutually agreed between the parties. Payment for the burners shall be FOB Vancouver, B.C. on delivery. Price shall be mutually agreed upon at a later date, but shall be in the approximate range of US$20,000 per 12.5 million BTU burner, as previously agreed.

We trust this outlines the intent and agreement between Jie Li and Clean Energy. We remind you that this letter of intent is issued for the express purpose of providing assurance to assist Clean Energy in its efforts to raise equity capital through the sale of Class "C" preference shares in a private placement. Any use of the information provided in this letter for any other purpose is prohibited.

Yours very truly,

/s/ Michael C. Gau

Michael C. Gau, President

Jie Li International Environmental Technologies Group Ltd.